ELITE PHARMACEUTICALS ENTERS INTO $5 MILLION SETTLEMENT AGREEMENT WITH NOVEL LABORATORIES

NORTHVALE, N.J. – June 10, 2014 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) entered into a settlement agreement with Novel Laboratories, Inc. (“Novel”), Veerappan S. Subramanian (“Subramanian”), VGS Pharma, LLC (“VGS”) and other related parties (all of the foregoing collectively, the “VGS Parties”) pursuant to which the 2006 Strategic Alliance Agreement and Stockholders Agreement with Subramanian and VGS (collectively, the “Agreement”) were terminated and all parties executed mutual releases. In addition, the VGS Parties paid Elite $5,000,000 in exchange for 9,800 shares of Novel Class A common stock owned by Elite. This resolves all disputes and claims between Elite and the VGS Parties, including those alleged in the action commenced by Elite against the VGS Parties on April 28, 2014, and ends Elite’s ownership in Novel.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has seven commercial products currently being sold, twelve additional approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Epic Pharma for the manufacturing and distribution of eleven approved products pending manufacturing site, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com